Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

GREEN PLAINS, INC., AS PARENT

GREEN PLAINS II, LLC, AS BUYER

THE PERSONS IDENTIFIED AS SELLERS ON THE SIGNATURE PAGE HERETO,

STONE CANYON INDUSTRIES LLC, AS SELLER REPRESENTATIVE,

AND

SCI INGREDIENTS HOLDINGS, INC., AS THE COMPANY

Dated as of October 3, 2016

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4.19	Governmental Licenses and Permits	27
4.20	Insurance	27
4.21	Customers and Suppliers	27
4.22	Product Warranty	27
4.23	Food Safety and Certifications	28
4.24	Undisclosed Liabilities	29
4.25	Inventory	29
4.26	Accounts Receivable	29
4.27	Condition and Sufficiency of Assets	30
4.28	Books and Records	30
4.29	NO OTHER REPRESENTATIONS OR WARRANTIES	30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		31

5.01	Organization and Authority	31
5.02	Authorization; Valid and Binding Agreement	31
5.03	No Breach	32
5.04	Litigation	32
5.05	Solvency	32
5.06	Funds Availability	32
5.07	Investment Representations	33
5.08	Acknowledgments by Buyer Parties	33
5.09	NO OTHER REPRESENTATIONS OR WARRANTIES	33

ARTICLE VI [INTENTIONALLY OMITTED]		34

ARTICLE VII ADDITIONAL AGREEMENTS		34

7.01	Director and Officer Liability and Indemnification	34
7.02	Tax Matters	35
7.03	Employee Benefits	36
7.04	WARN Act	37
7.05	Further Assurances	37
7.06	Non-Competition; Non-Solicitation	37
7.07	Appointment of Seller Representative	39
7.08	Representations and Warranties Insurance Policy	41

ARTICLE VIII [INTENTIONALLY OMITTED]		42

ARTICLE IX SURVIVAL; POST-CLOSING REMEDIES		42

9.01	Survival	42
9.02	Post-Closing Remedy	42
9.03	Indemnification Regarding the Pre-Closing Merger	42

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ARTICLE X DEFINITIONS		43

10.01	Definitions	43
10.02	Cross-Reference of Other Definitions	51

ARTICLE XI MISCELLANEOUS		54

11.01	Press Releases and Communications	54
11.02	Expenses	54
11.03	Notices	54
11.04	Assignment	55
11.05	Severability	56
11.06	References	56
11.07	No Strict Construction	56
11.08	Amendment and Waiver	56
11.09	Complete Agreement	56
11.10	Counterparts	57
11.11	Waiver of Jury Trial	57
11.12	Limitation of Remedies	57
11.13	Specific Performance	57
11.14	Governing Law; Consent to Jurisdiction	58
11.15	Legal Representation	58
11.16	No Third-Party Beneficiaries	60
11.17	Guarantee	60

Exhibits

Exhibit A:	Sample Calculation of Net Working Capital
Exhibit B:	Paying Agent Agreement
Exhibit 4.07(b)	Absence of Certain Developments
Exhibit 7.06	Third Party Entity Covered by Non-Compete Covenant
Exhibit X	Certain Accounting Methodology

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2016, is made by and among SCI Ingredients Holdings, Inc., a Delaware corporation (the “Company”), Green Plains Inc., an Iowa corporation (“Parent”), Green Plains II LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent (“Buyer” and together with Parent, the “Buyer Parties”), the Persons identified as “Sellers” on the signature page hereto (the “Sellers”), and Stone Canyon Industries LLC, a Delaware limited liability company, as representative for the Sellers and SAR Holders (the “Seller Representative”). Capitalized terms not otherwise defined have the meanings given in Article X.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding capital stock of the Company, which consists of (i) 52,700 shares of Series A Convertible Preferred Stock, par value $0.001 per share, and (ii) 4,595.65 shares of Common Stock, par value $0.001 per share (collectively, the “Shares”);

WHEREAS, prior to the Closing, Stone Canyon Industries II, Inc., a Delaware corporation (“Stone Canyon”), and SC Industries Holdco, Inc., a Delaware corporation (“SC Holdco”) and wholly owned Subsidiary of SCIFSC LLC, a Delaware limited liability company (“SCIFSC”), each merged with and into the Company, in transactions intended to qualify as reorganizations under Section 368(a) of the Code, with the Company as the surviving corporation (the “Pre-Closing Merger”);

WHEREAS, in connection with the execution of this Agreement, the Company and Kenneth M. Simril have entered into and delivered to Buyer a duly executed employment agreement (the “Employment Agreements”), each to be effective as of the Closing Date; and

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Shares.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares; Treatment of Stock Appreciation Rights.

(a) Pursuant to the terms and subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, the Shares free and clear of all Liens (other than Liens created by Buyer or arising pursuant to applicable securities laws). The purchase price to be paid at the Closing by Buyer shall be an amount equal to the Estimated Purchase Price, which shall be subject to adjustment as provided herein, plus the 2016 Refund Amount, of which $376,700 shall be for the account of and paid to SCIFSC and $493,800 shall be for the account of and paid to the Sellers and SAR Holders in accordance with their respective Pro Rata Portion.

(b) Each Stock Appreciation Right outstanding as of the Closing, upon the Closing, shall be cancelled, extinguished and, to the extent vested, converted into the right to receive an amount in cash, without interest, equal to the amount determined pursuant to Schedule 1.01(b) (the “Stock Appreciation Rights Payments”). Effective upon the Closing, the Stock Appreciation Rights Plan shall terminate and each Stock Appreciation Right cancelled upon the Closing shall represent only the right to receive the applicable Stock Appreciation Rights Payment.

1.02 Closing Payment Certificate. The Company has delivered to Buyer a certificate (the “Closing Payment Certificate”) setting forth (a) its good faith estimate of Cash On Hand (such estimate is referred to as the “Estimated Cash On Hand”), (b) its good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”), (c) its good faith estimate of Closing Indebtedness (such estimate is referred to as the “Estimated Closing Indebtedness”), (d) its good faith estimate of Transaction Expenses (such estimate is referred to as the “Estimated Transaction Expenses”), (e) its calculation of the Estimated Purchase Price and (f) wire instructions for the account(s) designated by Sellers to which funds are to be wired at the Closing pursuant to Sections 1.03(b)(i), 1.03(b)(ii), 1.03(b)(iii), and 1.03(b)(iv).

1.03 The Closing; Payment for Shares, Transaction Expenses and Indebtedness.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, at 620 8th Ave, New York, NY 10018. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

(i) Buyer shall deliver to Continental Stock Transfer & Trust Company or another bank or trust mutually acceptable to Buyer and Seller Representative, as paying agent (the “Paying Agent”), by wire transfer of immediately available funds, an amount equal to (A) (x) the Estimated Purchase Price, minus (y) the Sellers’ aggregate Pro Rata Portions of the Seller Representative Holdback Amount, with each Seller of Series A Preferred Stock being entitled to its Pro Rata Portion thereof up to an aggregate amount for all such Sellers equal to the Series A Preference Amount, with the balance, if any, to all Sellers with each Seller being entitled to its proportionate share thereof based upon its relative Pro Rata Portions expressed as a percentage of the aggregate Pro Rata Portions of all Sellers (it being understood that no Buyer Party bears any responsibility whatsoever for determining Pro Rata Portion), plus (B) the 2016 Refund Amount, to be disbursed pursuant to Section 1.01(a);

(ii) Buyer shall pay, or cause to be paid, on behalf of the Sellers and the holders of outstanding and vested Stock Appreciation Rights as of immediately prior to the Closing (such holders, together with Kenneth M. Simril and Robert Kostrinsky solely to the extent of the phantom equity awards payable to them at Closing, collectively, the “SAR Holders”), the Seller Representative Holdback Amount by wire transfer of immediately available funds to the account specified by the Seller Representative prior to the Closing;

(iii) Buyer shall pay, or cause to be paid, on behalf of Sellers, the SAR Holders and the Company, as applicable, the Estimated Transaction Expenses by wire transfer of immediately available funds to accounts specified by Sellers prior to the Closing in the Closing Payment Certificate, such amounts to include amounts due to the SAR Holders, which shall be paid, or cause to be paid, to the Company and promptly remitted by the Company to the SAR Holders, subject to any applicable withholding;

(iv) Buyer shall pay, or cause to be paid, to the lenders on behalf of Sellers, the SAR Holders and the Company, the Closing Indebtedness outstanding as of the Closing pursuant to the Credit Facility by wire transfer of immediately available funds to accounts specified by Sellers prior to the Closing in the Closing Payment Certificate;

(v) Sellers and the Company shall make the following deliveries to Buyer:

(A) a certified copy of the Company’s certificate of incorporation and bylaws and a certificate of good standing for the Company dated not earlier than 10 Business Days prior to the Closing Date;

(B) stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock Transfer Tax stamps affixed thereto;

(C) certified copies of the resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby;

(D) the Paying Agent Agreement executed by the Seller Representative; and

(E) a certificate of non-foreign status from each Seller in accordance with Treasury Regulation Section 1.1445-2(b), dated as of the Closing Date, and in form and substance reasonably acceptable to Buyer; and

(F) written evidence reasonably acceptable to Buyer indicating that the Company and its Subsidiaries have been, or upon payment of the Closing Indebtedness as contemplated by Section 1.03(b)(iv) will be, discharged from any and all obligations pursuant to the Credit Facility and that all Liens on the capital stock or other equity interests and any assets of the Company or any of its Subsidiaries securing the Credit Facility shall be released from and after the Closing;

(vi) Buyer shall make the following deliveries to Sellers and the Company:

(A) certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby; and

(B) the Paying Agent Agreement executed by Buyer.

(vii) Sellers shall cause the directors of the Company and its Subsidiaries to deliver to Buyer letters of resignation from their positions as directors, subject to and effective upon the Closing.

1.04 Seller Representative Holdback Amount. An amount equal to $4,000,000 (the “Seller Representative Holdback Amount”) shall be delivered by the Buyer to the Seller Representative at the Closing by wire transfer of immediately available funds to a segregated account designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing Date (which account shall be used only to hold the Seller Representative Holdback Amount and to pay any fees, costs, expenses, or any other amounts payable out of the Seller Representative Holdback Amount pursuant to the terms of this Agreement). The Seller Representative is entitled to pay on behalf of the Sellers and the SAR Holders, and to the extent paid by the Seller Representative from its own funds, obtain reimbursement from Sellers and the SAR Holders for, any fees, costs, expenses reasonably incurred or other disbursements made by the Seller Representative in the performance of its roles hereunder from the Seller Representative Holdback Amount.

1.05 Calculation of Final Purchase Price.

(a) Determination. As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to Seller Representative (i) a consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. on the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with the Accounting Practices and Procedures, and (ii) a reasonably detailed statement (the “Closing Statement”) setting forth Buyer’s calculations of Cash on Hand, the Net Working Capital Amount, Closing Indebtedness, Transaction Expenses, and the Transaction Tax Benefit. Solely in connection with the preparation of the Closing Balance Sheet and the Closing Statement, Buyer agrees that it shall not, and shall cause the Company and its Subsidiaries not to, take any actions with respect to the accounting books and records of the Company and its Subsidiaries on which the Closing Balance Sheet or Closing Statement are to be based that are not consistent with the Accounting Practices and Procedures. After delivery of the Closing Statement, Seller Representative and its accountants shall be permitted reasonable access during normal business hours to review the Company and its Subsidiaries’ books and records and any work papers (including any work papers of their respective accountants) related to the preparation of the Closing Statement. Seller Representative and its accountants may make inquiries of Buyer, the Company and its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries as promptly as practicable. If Seller Representative has any objections to the Closing Statement, Seller Representative shall deliver to Buyer a statement setting forth in reasonable detail the items in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within forty-five (45) days after delivery of the Closing Statement, the Closing Statement shall be final, binding, indisputable and non-appealable by the parties hereto. Any matters not covered by the Objection Statement shall be final, binding, indisputable and non-appealable by the parties. Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Seller Representative and Buyer shall submit such dispute to PricewaterhouseCoopers or, if not available, another independent nationally recognized accounting firm of similar standing mutually acceptable to Buyer and Seller Representative (the “Accounting Referee”). Seller Representative and Buyer shall cooperate in good faith to promptly engage the Accounting Referee pursuant to an engagement letter that requires the Accounting Referee to make all determinations in accordance with the Accounting Practices and Procedures; provided, however that if the Accounting Referee determines that the Accounting Practices and Procedures are not in compliance with GAAP, then “Accounting Practices and Procedures” as used in this Section 1.05(a) (and elsewhere in this Agreement for the purposes of this Section 1.05(a)) shall mean GAAP applied in a manner most consistent with the accounting methods, policies, practices and procedures, including classification and estimation methodologies, used in the preparation of the audited consolidated June 24, 2016 financial statements of the Company and its Subsidiaries (it being acknowledged and agreed by Buyer that, as of the date hereof, Buyer has no reason to believe that the Accounting Practices and Procedures are not in compliance with GAAP, except as set forth on Schedule 1.05). If any dispute is submitted to the Accounting Referee, each party will promptly upon request, furnish to the Accounting Referee such work papers and other documents and information relating to the disputed issues as the Accounting Referee may request and are available to that party or its accountants (including information of the Company and its Subsidiaries) and otherwise cooperate fully with the Accounting Referee’s review of the dispute, and each party shall be afforded the opportunity to present the Accounting Referee (with a copy concurrently delivered to the other party) material relating to the determination and to discuss the determination with the Accounting Referee. The Accounting Referee shall resolve only those matters set forth in such Objections Statement that remain in dispute after the 30-day resolution period. With respect to any disputed item, the Accounting Referee’s determination shall be no greater than the higher amount calculated by Buyer or Seller Representative, as the case may be, and no less than the lower amount calculated by Buyer or Seller Representative as the case may be, and in all events shall be calculated in accordance with the Accounting Practices and Procedures. It is the intent of Buyer, Seller Representative and the Company that the process set forth in this Section 1.05 and the activities of the Accounting Referee in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Seller Representative and Buyer shall use their commercially reasonable efforts to cause the Accounting Referee to resolve all such disagreements as soon as practicable but in no event later than thirty (30) days after submission of the disputed issues to the Accounting Referee. The resolution of the dispute by the Accounting Referee shall be final, binding, indisputable and non-appealable by the parties hereto. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Accounting Referee shall be allocated to be paid by Buyer, on the one hand, and/or Seller Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Referee. For example, if Buyer claims that the Net Working Capital Amount is $10,000 less than the Estimated Net Working Capital Amount determined by the Company, and Seller Representative contests only $5,000 of the amount claimed by Buyer, and if the Accounting Referee ultimately resolves the dispute by awarding Buyer $3,000 of the $5,000 contested, then the cost of such review and report will be allocated 60% (i.e., 3,000 ÷ 5,000) to Seller Representative and 40% (i.e., 2,000 ÷ 5,000) to Buyer.

(b) Adjustments.

(i) Cash On Hand Adjustment. If the Cash on Hand as finally determined pursuant to Section 1.05(a) above is greater than the Estimated Cash on Hand, such excess shall result in an increase in the Estimated Purchase Price in accordance with Section 1.05(c). If the Cash on Hand as finally determined pursuant to Section 1.05(a) above is less than the Estimated Cash on Hand, such shortfall shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.05(c).

(ii) Net Working Capital Adjustment. If the Net Working Capital Amount as finally determined pursuant to Section 1.05(a) above is greater than the Estimated Net Working Capital Amount, such excess shall result in an increase in the Estimated Purchase Price in accordance with Section 1.05(c). If the Net Working Capital Amount as finally determined pursuant to Section 1.05(a) above is less than the Estimated Net Working Capital Amount, such shortfall shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.05(c).

(iii) Closing Indebtedness Adjustment. If the Closing Indebtedness as finally determined pursuant to Section 1.05(a) above is less than the Estimated Closing Indebtedness, such shortfall shall result in an increase in the Estimated Purchase Price in accordance with Section 1.05(c). If the Closing Indebtedness as finally determined pursuant to Section 1.05(a) above is greater than the Estimated Closing Indebtedness, such excess shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.05(c).

(iv) Transaction Expenses Adjustment. If the Transaction Expenses as finally determined pursuant to Section 1.05(a) above are less than the Estimated Transaction Expenses, such shortfall shall result in an increase in the Estimated Purchase Price in accordance with Section 1.05(a). If the Transaction Expenses as finally determined pursuant to Section 1.05(a) above are greater than the Estimated Transaction Expenses, such excess shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.05(a).

(v) Transaction Tax Benefit Adjustment. If the Transaction Tax Benefit as finally determined pursuant to Section 1.05(a) above is less than the Estimated Transaction Tax Benefit, such shortfall shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.05(a). If the Transaction Tax Benefit as finally determined pursuant to Section 1.05(a) is greater than the Estimated Transaction Tax Benefit, such excess shall result in an increase in the Estimated Purchase Price in accordance with Section 1.05(a).

(c) Final Adjustment Amount. Without duplication, all amounts calculated pursuant to Section 1.05(b) shall be aggregated, and the net amount (if any) by which the Estimated Purchase Price is increased, on the one hand, or decreased, on the other hand, is referred to as the “Final Adjustment Amount.” If the net effect pursuant to this Section 1.05(c) is an increase in the Estimated Purchase Price, then Buyer shall make a cash payment in an amount equal to the Final Adjustment Amount to the Paying Agent with each Seller and SAR Holder being entitled to its Pro Rata Portion (it being understood that Buyer bears no responsibility whatsoever for determining Pro Rata Portion). If the net effect pursuant to this Section 1.05(c) is a decrease in the Estimated Purchase Price, then Seller Representative first, but solely up to any then available amount of Seller Representative Holdback Amount, and then, but solely for any residual amount, each Seller and SAR Holder severally (and not jointly and severally) shall deliver to Buyer an amount in cash equal its Pro Rata Portion of any residual Final Adjustment Amount. The Final Adjustment Amount shall be calculated as an adjustment to the Estimated Purchase Price and the Estimated Purchase Price, as so adjusted, is referred to herein as the “Final Purchase Price.” Payment of the Final Adjustment Amount shall be paid by wire transfer of immediately available funds to an account designated by the recipient party within five (5) Business Days after the date of final determination pursuant to Section 1.05(a).

ARTICLE II

[INTENTIONALLY OMITTED]

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedule, each Seller severally (and not jointly) hereby represents and warrants to Buyer as follows:

3.01 Authority. Such Seller is duly organized, validly existing and in good standing under the laws of its state of organization. Such Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.02 Authorization; Valid and Binding Agreement. This Agreement and the Ancillary Agreements to which such Seller is party have been duly authorized, and this Agreement has been and, as of the Closing, the Ancillary Agreements to which such Seller is party will be, duly executed and delivered by such Seller, and no other action on the part of such Seller is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is party, the performance by such Seller of its obligations hereunder and thereunder or the consummation by such Seller of the transactions contemplated by this Agreement and the Ancillary Agreements. Assuming that (a) this Agreement is a valid and binding obligation of Buyer and (b) the Ancillary Agreements will be valid and binding obligations of the parties thereto (other than such Seller and the Company) as of the Closing, this Agreement constitutes, and the Ancillary Agreements to which such Seller is party will constitute as of the Closing, legal, valid and binding obligations of such Seller, enforceable in accordance with their terms, except as enforceability may be limited by (i) the effect of any Legal Requirement of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements affecting creditors’ rights and relief of debtors generally, and (ii) the effect of Legal Requirements and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law, the “Enforceability Exceptions”).

3.03 No Breach; Consents. The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any law or Governmental Order applicable to such Seller or the Company in any material respects; (c) except as set forth in Schedule 3.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which such Seller or the Company is a party or by which such Seller or the Company is bound or to which any of their respective properties and assets are subject; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any material properties or assets of the Company. No material consent, approval, License, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for filings required under the HSR Act.

3.04 Title to Shares. Subject to Section 1.6, as applicable, such Seller is the record and beneficial owner of its applicable Shares, free and clear of all Liens other than Permitted Liens. At the Closing, assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, such Seller will transfer to Buyer the applicable Shares held by such Seller, free and clear of all Liens (other than Liens created by or at the bequest of Buyer and Liens arising pursuant to applicable securities laws).

3.05 NO OTHER REPRESENTATIONS. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, AND IN ARTICLE IV (AS MODIFIED OR SUPPLEMENTED BY THE DISCLOSURE SCHEDULE), NONE OF SUCH SELLER, THE OTHER SELLERS, THE COMPANY, THEIR AFFILIATES OR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, SUCH SELLER, THE OTHER SELLERS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH SELLER, THE OTHER SELLERS, THE COMPANY, OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES, ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER AND ITS AFFILIATES ARE NOT RELYING ON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. WITHOUT LIMITING THE FOREGOING, SUCH SELLER MAKES NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR (B) IN THE MATERIALS RELATING TO SUCH SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES MADE AVAILABLE TO BUYER OR IN ANY PRESENTATION OF THE BUSINESS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, IT BEING UNDERSTOOD THAT ANY PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, THE SELLERS’, THE COMPANY’S OR ANY OF ITS SUBSIDIARIES’ CONFIDENTIAL OVERVIEWS MADE AVAILABLE BY SUCH SELLER AND ITS REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SUCH SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, EXCEPT TO THE EXTENT SPECIFICALLY REFERENCED HEREIN OR (C) ANY OTHER

INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES. BUYER HEREBY ACKNOWLEDGES AND AGREES TO SUCH DISCLAIMER AND THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER IS PURCHASING THE COMPANY AND ITS SUBSIDIARIES ON AN “AS IS, WHERE IS” BASIS, AND IS ONLY ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

4.01 Organization and Power. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite organizational power and authority to own, operate and lease its properties and to carry on its businesses as now conducted. Schedule 4.01 sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of its businesses as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.02 Subsidiaries. Schedule 4.02 sets forth each Person in which the Company or any of its Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest and each jurisdiction in which each Subsidiary is licensed or qualified to do business. Except as set forth on Schedule 4.02, each Subsidiary of the Company is wholly-owned by the Company or another Subsidiary of the Company as indicated on Schedule 4.02. Each Subsidiary of the Company identified on Schedule 4.02 (a) is duly organized, validly existing and in good standing (when applicable) under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to own, operate and lease its properties and to carry on its businesses as now conducted and (c) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of its business as now conducted requires it to be so qualified or licensed, except, in the case of clause (c), where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.03 Authorization; Valid and Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been and, as of the Closing, the Ancillary Agreements to which the Company is party will be, duly authorized, executed and delivered by the Company and no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is party, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements. Assuming that (a) this Agreement is a valid and binding obligation of Buyer and (b) the Ancillary Agreements will be valid and binding obligations of the parties thereto (other than Sellers and the Company) as of the Closing, this Agreement constitutes and the Ancillary Agreements to which it is party will constitute as of the Closing, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions.

4.04 No Breach; Consents. The execution, delivery and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any law or Governmental Order applicable to the Company in any material respects; (c) except as set forth in Schedule 4.04, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any the Company is a party or by which the Company is bound or to which any of its properties and assets are subject; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company. Except as set forth in Schedule 4.04, no consent, approval, License, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for filings required under the HSR Act.

4.05 Capital Stock.

(a) Schedule 4.05 sets forth the authorized, issued and outstanding shares of each class of capital stock or other equity interests of the Company and its Subsidiaries, the name and mailing address of each record and beneficial holder of the shares of the Company’s or its Subsidiaries’ capital stock or other equity interests, and the number of shares of such class of the Company’s or its Subsidiaries’ capital stock or other equity interests held of record and beneficially by each such holder, in each case, as of the date of this Agreement.

(b) Except as set forth on Schedule 4.05: (i) all outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights, and free and clear of any Liens, and no such equity interests have been issued in violation of any Legal Requirement; (ii) there are no outstanding (i) shares of capital stock, other equity interests or voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, other equity interests or voting securities of the Company or any of its Subsidiaries or (iii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver or sell, any capital stock, other equity interests or voting securities or securities convertible into or exchangeable for capital stock, other equity interests or voting securities of the Company or any of its Subsidiaries (the items in clauses (i), (ii) and

(iii) above being referred to collectively as “Company Securities”); (iii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or retire for value any Company Securities; (iv) no Company Securities are reserved for issuance or are held as treasury shares; (v) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any of its Subsidiaries is a party, or by which it is bound, with respect to the governance of the Company or any of its Subsidiaries or the voting or transfer of any Company Securities; and (vi) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Company and its Subsidiaries.

4.06 Financial Statements. Set forth on Schedule 4.06 are (a) the audited consolidated balance sheets as of June 26, 2015 and June 24, 2016 (the “Balance Sheet Date”) and the related audited consolidated statements of operations, stockholders equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 26, 2016 and the related unaudited consolidated statements of income and cash flows for the two-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.06, such Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods referred to therein (except that the Interim Financial Statements lack footnote disclosure, do not include changes in stockholders’ equity and do not include material year-end audit adjustments).

4.07 Absence of Certain Developments. Since the Balance Sheet Date, to the Knowledge of the Company, there has not been any material adverse change in the business, operations, properties, prospects, customers, contracts, suppliers, assets or condition of the Company or any of its Subsidiaries, and, to the knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change. Except as set forth on Schedule 4.07(a), since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, and (ii) neither the Company nor any of its Subsidiaries has taken any of the actions set forth on Exhibit 4.07(b).

4.08 Title to Properties.

(a) Schedule 4.08(a) sets forth a list of all real property owned by the Company and/or any of its Subsidiaries (all such real property interests, together with all right, title and interest of the Company and any of its Subsidiaries in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, the “Owned Real Property”), including the street address for each Owned Real Property. The Company and/or its Subsidiaries own good and marketable legal fee simple title to the Owned Real Property free and clear of any Liens, other than Permitted Liens. There are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Owned Real Property or any portion thereof, and there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Owned Real Property or any portion thereof.

(b) Schedule 4.08(b) sets forth a list of all Leased Real Property, including the street address for each Leased Real Property. The Company and/or one or more of its Subsidiaries has a valid and enforceable leasehold interest in each Leased Real Property, free and clear of any Liens other than Permitted Liens. The Company or the applicable Subsidiary is a tenant or possessor in good standing thereunder and all rents currently due and payable under such leases have been paid. No purchase option, right of first refusal, right of first offer or other purchase right has been exercised with respect to any Leased Real Property. None of the Company nor any of its Subsidiaries nor any other party to any lease of any Company Real Property is in breach or violation of, or default under such lease nor has an event occurred which would, with the giving of notice or the expiration of time, result in such breach or violation, and each such Lease is valid, binding and enforceable in accordance with its terms with respect to the other parties thereto.

(c) Except as set forth on Schedule 4.08(c), neither the Company nor any of its Subsidiaries (i) has leased, subleased or licensed any of their respective interests in any Company Real Property or (ii) has any obligation under any brokerage or similar arrangement with respect to any Company Real Property.

(d) True and complete copies of (i) all deeds, existing title insurance policies, leases and surveys of or pertaining to the Company Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Liens on Company Real Property have been made available to the Buyer. No claim has been made against any title insurance policy pertaining to the Company Real Property.

(e) The Company and its Subsidiaries presently enjoy peaceful and undisturbed possession of the Company Real Property sufficient for the continued conduct of the business of the Company and its Subsidiaries as presently conducted. Without limiting the foregoing, there are no pending or, to the knowledge of the Company, threatened eminent domain, condemnation, rezoning or other similar proceedings against the Company or any of its Subsidiaries or with respect to any Company Real Property nor has any eminent domain or condemnation occurred with respect to any Company Real Property.

(f) Neither the Company nor any of its Subsidiaries is in violation of any covenant, condition, restriction, easement, or Governmental Order to which any Company Real Property is bound or subject and there are no pending or, to the knowledge of the Company, threatened proceedings with respect thereto. Each certificate, permit, license, agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on the Company Real Property or that is necessary to permit the lawful use and operation of all utilities, parking areas, driveways, roads and other means of egress and ingress to and from the Company Real Property is in full force.

(g) There are no Tax abatements or exemptions specifically affecting Company Real Property. Neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of any special, general or other assessments or any proposed increase in the assessed valuation against the Company or any of its Subsidiaries or affecting any Company Real Property.

(h) The Company or one or more of its Subsidiaries is in possession of and has good and valid (and in the case of Owned real Property, good and marketable fee simple) title to, or valid leasehold interests in or valid rights under Contract to use, all Real Property, personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of all Liens except as specifically disclosed on Schedule 4.08(h) and except for Permitted Liens. Other than as set forth on Schedule 4.08, no Person other than the Company nor any of its Subsidiaries owns or has any right to the use or possession of such personal property other than lessors and licensors of such personal property constituting leasehold interests or licenses. Except as set forth on Schedule 4.08, all items of personal property held by the Company and its Subsidiaries are in good condition and repair and are usable in the ordinary course, ordinary wear and tear excepted.

4.09 Tax Matters. This Section 4.09, Section 4.12 and Section 4.13 contain the sole and exclusive representations and warranties relating to Tax Matters. Except as set forth on Schedule 4.09:

(a) All income and other material Tax Returns required to be filed by Stone Canyon, SC Holdco, the Company and its Subsidiaries have been duly and timely filed (taking into account any valid extensions) and all such Tax Returns are true, complete and correct in all material respects. Stone Canyon, SC Holdco, the Company and its Subsidiaries have timely paid all Taxes due, including estimated income Taxes, in an amount that equals or exceeds the amount of the actual income Tax liability of the group for the taxable year ended June 24, 2016 (whether or not shown as due and owing on such Tax Returns) as of the Closing, and the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Stone Canyon, SC Holdco, the Company and its Subsidiaries will not have any income Tax due for the taxable period ending on the Closing Date after taking into account all income Tax deductions attributable to the taxable period ending on the Closing Date.

(b) Stone Canyon, SC Holdco, the Company and its Subsidiaries have timely and properly withheld, deducted or collected all Taxes required to have been withheld, deducted or collected by them in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, customer or other third party and, to the extent required, have timely remitted or paid such Taxes to the proper Governmental Authority.

(c) There are not currently in force any waivers or agreements binding upon Stone Canyon, SC Holdco, the Company or any of its Subsidiaries for the extension of time for the assessment, collection or payment of any Tax. There are no private letter rulings, closing agreements or similar agreements or rulings relating to Taxes that have been requested or applied for, or entered into or issued by any Governmental Authority with or in respect of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries.

(d) No Tax audits or administrative or judicial Tax proceedings or other investigations, examinations or other challenges regarding Taxes are being conducted or are pending or, to the knowledge of the Company, threatened, with respect to Stone Canyon, SC Holdco, the Company or any of its Subsidiaries, nor has Stone Canyon, SC Holdco, the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries or any of their Affiliates has received from any Taxing Authority (including jurisdictions where Stone Canyon, SC Holdco, the Company and its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review that involves or affects Stone Canyon, SC Holdco, the Company or any of its Subsidiaries, (ii) request for information related to Tax matters of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries or (iii) notice of deficiency or proposed adjustment for any amount of Tax that involves or affects any of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries. Since December 31, 2012, none of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries has received a nexus questionnaire or a written claim by any Governmental Authority in a jurisdiction where any of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction or obligated to file a Tax Return in such jurisdiction.

(e) None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person; and there is no other agreement or other arrangement that (i) obligates any of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries to compensate or make payments to minority investors with respect to the manner in which the allocation of the Tax liability of the Affiliated Group which includes the Company or its Subsidiaries is determined or (ii) otherwise grants minority investors any rights in connection with the manner in which the allocation of the Tax liability of the Affiliated Group that includes the Company or its Subsidiaries is determined (“Special Tax Related Rights Arrangement”); and none of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries has any contractual obligation to indemnify any other Person with respect to Taxes (other than contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes). None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries have any liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries has been a member of an Affiliated Group (other than an Affiliated Group whose members consist solely of one or more of Stone Canyon, SC Holdco, the Company and its Subsidiaries).

(g) None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries has been a “distributing corporation” or a controlled corporation” in connection with a distribution described in Section 355 of the Code.

(i) None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries has been a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6.011-4(b).

(j) None of Stone Canyon, SC Holdco, the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law).

(k) There are no Liens for Taxes on any assets of Stone Canyon, SC Holdco, the Company or its Subsidiaries, other than Permitted Liens.

(l) Stone Canyon validly elected to file a consolidated federal income Tax Return (the “Consolidated Return”) with the affiliated group (as defined in Section 1504 of the Code) that includes SC Holdco, the Company and its Subsidiaries; and each of SC Holdco, Inc., the Company and its Subsidiaries validly consented to be included in the Consolidated Return. As of immediately before the Pre-Closing Merger, Stone Canyon was the common parent of the affiliated group (as defined in Section 1504 of the Code) of corporations that included SC Holdco, the Company and its Subsidiaries.

(m) The Pre-Closing Merger will not result in the recognition of income or gain by the Company, Stone Canyon, or SC Holdco for U.S. federal income tax purposes.

4.10 Contracts and Commitments.

(a) Schedule 4.10(a), in sections labeled and corresponding to the subparagraphs below, lists each of the following contracts (whether written or oral) of the Company and its Subsidiaries (such contracts, together with the Company Real Property leases listed on Schedule 4.08(b), being “Material Contracts”):

(i) each collective bargaining agreement or other agreement with any labor union;

(ii) each contract or agreement for the employment or services of any officer or Employee of any of the Company and its Subsidiaries providing for severance, change of control or retention payments;

(iii) except for contracts relating to trade receivables, all contracts relating to indebtedness (including, without limitation, notes, debentures, guarantees, mortgages, loan agreements and indentures), including contracts relating to the Credit Facility;

(iv) each lease or agreement under which any of the Company and its Subsidiaries is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental payment exceeds $250,000 in any calendar year remaining under the term of such lease or agreement;

(v) each lease or agreement under which any of the Company and its Subsidiaries is lessor of or permits any third-party to hold or operate any tangible personal property owned by any of the Company and its Subsidiaries for which the annual rental exceeds $500,000 in any calendar year remaining under the term of such lease or agreement;

(vi) each contract or group of related contracts with the same party for the purchase or supply of products, inventory, supplies, equipment, machinery, services or other tangible personal property by or to the Company and its Subsidiaries, under which such products, inventory, supplies, equipment, machinery, services or other personal property has a selling price on an annual basis in excess of $500,000;

(vii) each contract containing covenants limiting the freedom of the any of the Company and its Subsidiaries to compete in any line of business;

(viii) each agreement pursuant to which (A) any of the Company and its Subsidiaries is granted the right to use Intellectual Property (excluding agreements for the use of commercially available software that is made available for an annual cost of less than $100,000) or (B) any of the Company and its Subsidiaries has granted the right to use Intellectual Property owned by the Company and its Subsidiaries to any other Person;

(ix) each joint venture, partnership, strategic alliance or similar agreement;

(x) each contract or purchase order (or series of related contracts or purchase orders) for capital expenditures or the acquisition or construction of fixed assets requiring the future payment by any of the Company and its Subsidiaries of an amount in excess of $250,000 annually;

(xi) each contract to acquire, directly or indirectly (by merger or otherwise), all or substantially all of the capital stock or other equity interests, assets, or rights of any other Person during the past five (5) years;

(xii) each contract or agreement for consulting or other similar type of contract or agreement providing for annual payments in excess of $100,000;

(xiii) each contract or agreement relating to the settlement of material litigation, administrative charge or investigation by any Governmental Authority entered into during the past three (3) years;

(xiv) each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract;

(xv) each “take or pay” or “requirements” contract;

(xvi) each contract with any Governmental Authority;

(xvii) each contract that limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts or purports to restrict any other Person from competing with the Company or any of its Subsidiaries in any line of business or in any geographic area or during any period of time;

(xviii) any other contract that is material to the Company or any of its Subsidiaries and not previously disclosed pursuant to this Section 4.10.

(b) Buyer has been provided with true and complete copies of all Material Contracts. Except as set forth on Schedule 4.10(b), (i) each Material Contract is legal, valid, binding and enforceable in accordance with its terms with respect to the Company or any of its Subsidiaries, as applicable, and, to the Company’s knowledge, each other party to such contract, subject to the Enforceability Exceptions, (ii) to the Company’s knowledge, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in material breach, violation or default under any such contract and (iii) neither the Company nor its Subsidiaries has provided or received written notice of any breach under any such contract or of the cancellation or termination of any such contract.

(c) There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries except as set forth on Schedule 4.10(c).

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a list of all of the (i) issued patents and patent applications, (ii) domain names and registered trademarks and applications therefor, and (iii) registered copyrights and applications therefor owned by the Company and its Subsidiaries. Schedule 4.11(f) sets forth all licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, hosting agreements or cloud computing agreements, as to which the Company or any of its Subsidiaries is a party, other than licenses and shrink wrap licenses for commercial off-the-shelf software products.

(b) The Company and its Subsidiaries own, have the right to use pursuant to a valid and enforceable contract, and have free and clear of any Liens (other than Permitted Liens), all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted without any known conflict with or infringement or misappropriation of any rights or property of third parties. Each item of Intellectual Property owned or used by Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(c) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement, or misappropriation of, nor to the knowledge of the Company, any valid basis for any claim of infringement or misappropriation by any third party upon, the Intellectual Property or other proprietary rights of the Company and its Subsidiaries.

(d) Except as disclosed on Schedule 4.11(d):

(i) To the knowledge of the Company, neither the conduct of the Company and its Subsidiaries’ business as currently conducted, nor any of the products of the Company and its Subsidiaries currently sold, have infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person.

(ii) to the knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(iii) there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (A) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any of the Company and its Subsidiaries; (B) challenging the validity, enforceability, registrability or ownership of any Intellectual Property of the Company and its Subsidiaries; or (C) by any of the Company and its Subsidiaries or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property of the Company and its Subsidiaries; and

(iv) all registered patents, domain names, trademarks and copyrights, and applications to register trademarks and copyrights set forth on Schedule 4.11(a) are in effect and all renewal fees and other maintenance fees have been paid and all other maintenance actions have been taken.

(e) The Company and its Subsidiaries follow reasonable commercial practices common in the industry to protect their respective proprietary and Confidential Information, including requiring their respective employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring their respective employees, consultants and agents to assign to Company and its Subsidiaries any and all inventions and discoveries and other Intellectual Property conceived, reduced to practice, developed or discovered by such employees, consultants and/or agents made within the scope of, and during their employment (to the extent permitted by law) pursuant to written agreements executed by each such employee, consultant or agent, and only disclosing proprietary and Confidential Information to third parties pursuant to written confidentiality and non-disclosure agreements.

(f) Schedule 4.11(f) identifies each item of Intellectual Property that any third party owns and that Company and its Subsidiaries use for the businesses as currently conducted, and as proposed to be conducted, pursuant to license, sublicense, agreement, or permission, other than commercially available, non-negotiated licenses granted to the Company on a non-exclusive basis. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

(g) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems used or currently planned to be used in the conduct of the business of the Company and its Subsidiaries (collectively, “Systems”) are sufficient for the immediate and reasonably anticipated future needs of the respective businesses of the Company and its Subsidiaries, as currently contemplated, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all information technology operations necessary for the business of the Company and its Subsidiaries. All Systems, other than software, used in the business of the Company and its Subsidiaries are owned and operated by and are under the control of Company and its Subsidiaries and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company and its Subsidiaries. In the twelve-month (12) period prior to the date hereof, there have been no failures, breakdowns or continued substandard performance of any Systems that has caused substantial disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company and its Subsidiaries. Seller has taken commercially reasonable steps to provide for the back-up and recovery of data and information critical to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of such business. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. The Company and its Subsidiaries are not individually or collectively a party to any agreement or arrangement, or otherwise subject to any duty, which (in either case) (i) restricts the Company and its Subsidiaries’ free use or disclosure of any source code relating to any of the Intellectual Property, or (ii) requires the Company and its Subsidiaries to (x) include any source code relating to any Intellectual Property with any distribution or delivery (whether physical or on a hosted basis) of such software and/or (y) permit any licensee of the Intellectual Property to modify any source code relating to any of the Intellectual Property.

(h) The Company and its Subsidiaries are, and since January 30, 2015 have been, in compliance with (i) all applicable laws concerning data protection, privacy and the collection or use of personal information; and (ii) any privacy policies or related policies, programs or other notices that concern the collection or use of personal information in the business of the Company and its Subsidiaries. There have not been any incidents of data security breaches or complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by any Person (including any Governmental Authority) regarding the collection, use, transmission or disclosure of personal information by any Person in connection with the business of the Company and its Subsidiaries, or any violation of applicable law, and there is no reasonable basis for the same and no such claim has been threatened or is pending.

4.12 Litigation.

(a) Except as set forth on Schedule 4.12(a), there are no Actions pending or, to the knowledge of the Company, threatened (i) against or by the Company or any of its Subsidiaries affecting any of their business, properties or assets (or to the Company’s knowledge, by or against any Seller or any Affiliate thereof and relating to any of the Company and its Subsidiaries); or (ii) against or by the Company or any of its Subsidiaries, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth on Schedule 4.12(a), no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth on Schedule 4.12(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their business, properties or assets.

4.13 Employee Benefit Plans.

(a) Schedule 4.13(a) sets out a list of all material employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, commission, stock option, stock purchase, restricted stock, stock ownership, phantom stock, stock appreciation right, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or change in control contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any Subsidiary has any Liability or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (each a “Plan” and, collectively, the “Plans”). In addition, Schedule 4.13(a) sets out a list of each employee benefit plan maintained, or contributed to, by the Company or an ERISA Affiliate, or with respect to which the Company or any Subsidiary would be reasonably expected to have any Liability, that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (each, a Multiemployer Plan”).

(b) With respect to each Plan (other than a multi-employer pension plan), Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Plan; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Plans with respect to the most recently completed plan year; (viii) nondiscrimination tests for the last plan year prior to the plan year in which the Closing Date occurs; and (ix) copies of material notices, letters or other correspondence whether to or from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Plan. With respect to each Multiemployer Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following received within the three years prior to the Closing Date: (x) all estimates of withdrawal liability; (xi) all funding disclosures; and (xii) all other correspondence relating to withdrawal liability.

(c) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) regarding its qualification thereunder or may rely on opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an IRS determination.

(d) Except as set out in Schedule 4.13(d), neither any Plan nor any employee benefit plan maintained by any ERISA Affiliate is subject to Title IV of ERISA or Section 412 of the Code.

(e) With respect to each Multiemployer Plan: (i) Schedule 4.13(e) states the amount of estimated withdrawal Liability or other termination Liability that has been or would be incurred by the Company or an ERISA Affiliate upon a complete withdrawal (as defined in Section 4203 of ERISA) from such multiemployer plan, as most recently estimated or otherwise disclosed to the Company by the applicable plan; (ii) except as set forth on Schedule 4.13(e), no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively); and (iii) except as set forth on Schedule 4.13(e), no such multiemployer plan is in critical status, endangered status, or seriously endangered status (as those terms are defined in Section 305 of ERISA).

(f) Each Plan is now, and except as set out in Schedule 4.13(f), (i) since January 30, 2015 and (ii) to the Company’s knowledge, since January 1, 2013, has been operated in all material respects in accordance with its terms and applicable Legal Requirements, including ERISA and the Code. Neither the Company nor any Subsidiary has taken, or failed to take, any action that would be reasonably likely to result in imposition of tax under Section 4980H of the Code or under Section 4980D of the Code. The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them and are not in any material respect in default under or in violation of any Plan. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any Plan.

(g) None of the Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(h) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder.

(i) Except as set out in Schedule 4.13(i), neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Plan; (v) result, following 280G Stockholder Approval, in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

4.14 Compliance with Legal Requirements. Except as set forth on Schedule 4.14, since January 30, 2015, (a) the Company and its Subsidiaries have complied and are now complying, in each case in all material respects with all Legal Requirements of any Governmental Authority to which the Company or any of its Subsidiaries or their respective business, properties or assets is subject, and (b) neither the Company nor any of its Subsidiaries has received any notice, Action or assertion from any Governmental Authority nor, to the Company’s knowledge, has any such written notice, Action or assertion been filed, commenced or threatened against the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries is not in material compliance with any Legal Requirement.

4.15 Environmental Matters. Except as set forth on Schedule 4.15: (a) the Company and its Subsidiaries are currently, and have for the past three (3) years been, in material compliance with all applicable Environmental Requirements; (b) the Company and its Subsidiaries possess all Environmental Permits necessary to operate the business as currently operated (each of which is disclosed in the Disclosure Schedule) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date; (c) the Company and its Subsidiaries have not received any written or, to the knowledge of the Company, oral notification from any Governmental Authority of any material adverse change in the status or terms and conditions of such Environmental Permits; (d) the Company and its Subsidiaries have not received any written claim, request for information, complaint, demand, administrative inquiry, notice of responsibility, notice of intent, notice of violation or other written notice alleging that the Company or any Subsidiary is in material violation of, or has material Liability under, any Environmental Requirements or Environmental Permits which remains pending or unresolved; (e) there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries pursuant to Environmental Requirements and, to the Company’s knowledge, no such actions, suits or proceedings have been threatened; (f) to the knowledge of the Company, no Hazardous Material has been released at, on or under any Company Real Property in an amount, manner, condition or concentration that requires any investigation, remediation or other response action by the Company or its Subsidiaries pursuant to any Environmental Requirements; (g) none of the Company Real Property, and to the knowledge of the Company, no property formerly owned, operated or leased by the Company and its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List maintained by the Environmental Protection Agency or any analogous state list; (h) the Company has made available to Buyer all material environmental reports, studies, audits, records, sampling data, site assessments and risk assessments that are in the Company’s possession and relate to the Company Real Property and the business or assets of the Company and its Subsidiaries; and (i) the Company and its Subsidiaries have not assumed by contract any material Liabilities or obligations of third parties under Environmental Requirements. The representations and warranties contained in this Section 4.15 are the only representations and warranties being made with respect to environmental matters, Hazardous Materials, or compliance with or Liability under Environmental Requirements.

4.16 Affiliated Transactions. Except (a) as set forth on Schedule 4.16, and (b) pursuant to the Plans or employment arrangements set forth on Schedule 4.13, no officer, director, stockholder or Affiliate (other than the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or (ii) has any interest in any property used by the Company or its Subsidiaries. Except pursuant to contracts set forth on Schedule 4.16, neither the Company nor any of its Subsidiaries owes any amounts to any Seller or any Affiliate of any Seller (other than the Company and its Subsidiaries).

4.17 Employees.

(a) Except as set forth in Schedule 4.17(a), (i) within the past three years, neither the Company nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage or lockout, or any claim of unfair labor practices that has not been dismissed or settled; (ii) there is not and has not been for the last three years, any union representing or purporting to represent any employee of the Company or its Subsidiaries; (iii) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries is party to any collective bargaining or similar agreement with any labor union or organization.

(b) In the past year, neither the Company nor any of its Subsidiaries has implemented any “plant closing” or employee “mass layoff” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Legal Requirement (collectively, the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.

(c) Except as set forth on Schedule 4.17(c):

(i) except as would not result in material Liability to the Company or its Subsidiaries, each of the Company and its Subsidiaries is in compliance with all Legal Requirements relating to labor and employment matters including all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance;

(ii) except as would not result in material Liability to the Company or its Subsidiaries, (A) all individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Legal Requirements and (B) all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified;

(iii) there are no civil or criminal actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable laws.

(iv) neither the Company nor any of its Subsidiaries is materially delinquent in any payments for any wages, salaries, commissions, bonuses, fees or other compensation due to its employees with respect to any services performed for it prior to the date hereof;

(v) none of the employment policies or practices of the Company or any of its Subsidiaries are currently being audited or investigated, or to the Company’s knowledge, subject to imminent audit or investigation by any Governmental Authority which would result in a material Liability to the Company or its Subsidiaries;

(vi) neither the Company nor any of its Subsidiaries is subject to, nor have they been subject to in the last three (3) years, any order, decree, injunction or judgment by any Governmental Authority in respect of any labor or employment matters which would result in a material Liability to the Company or its Subsidiaries;

(vii) each of the Company and its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986; and

(viii) all employees of the Company are employed on an at-will basis, subject, as applicable, to certain severance and termination obligations as set forth in the Disclosure Schedule.

(d) Schedule 4.17(d) sets forth a true, correct and complete list, as of the date of this Agreement, of each employee of the Company or its Subsidiaries (collectively, “Employees”) including for each such individual the following: (i) title or position (including whether full or part time); (ii) hire date; (iii) current annual base compensation rate; and (iv) commission, bonus or other incentive-based compensation. Schedule 4.17(d) further sets forth a true, correct and complete list as of July 1, 2016 of each independent contractor and consultant of the Company or its Subsidiaries, including for each such individual the following: (i) nature of services provided, and (ii) fee or compensation arrangement.

(e) Except as set forth on Schedule 4.17(e), to the Company’s knowledge as of the date hereof after due inquiry, none of Robert Kostrinsky, Sylvain Norton, Jim Pricola, Kenneth M. Simril or any officer presently intends to terminate his or her employment, and neither the Company nor any of its Subsidiaries has any present intention to terminate the employment of any such individual, except as may be required under Section 1.03(b)(vii) of this Agreement.

4.18 Brokerage. Except as set forth on Schedule 4.18, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers, the Company or any of its Subsidiaries pursuant to which Buyer, the Company or any of their Subsidiaries could be responsible or obligated.

4.19 Governmental Licenses and Permits. The Company and its Subsidiaries own or possess all approvals, authorizations, consents, licenses, sublicenses, permits, franchises, registrations, certificates and similar rights from Governmental Authorities (collectively, the “Licenses”) required to be held by the Company or its Subsidiaries in the conduct of their respective businesses. All of such Licenses are in full force and effect, and the Company or its Subsidiaries that is a party thereto is in material compliance with each such License held by or issued to it. No Action is pending, nor to the Company’s knowledge is threatened, to suspend, revoke, limit, restrict or terminate any of such Licenses or declare any such License invalid.

4.20 Insurance. Schedule 4.20 sets forth a list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, directors and managers, as applicable, of the Company and its Subsidiaries (collectively, the “Policies”). All Policies are valid and binding and in full force and effect and there is no claim by the Company or any of its Subsidiaries pending under any of such Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such Policies. Neither of the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Policies.

4.21 Customers and Suppliers.

(a) Schedule 4.21 sets forth (i) in descending order of magnitude, a list of the largest customers of the Company and its Subsidiaries accounting for at least $500,000 annually and constituting in the aggregate not less than fifty percent (50%) of consolidated revenue, and (ii) in descending order of magnitude, a list of the largest suppliers of the Company and its Subsidiaries constituting in the aggregate not less than fifty percent (50%) of consolidated purchases, as measured by the dollar amount of revenue recorded or purchases therefrom, during the twelve (12) month period ending on the Balance Sheet Date, showing purchases and revenue recorded to the Company and its Subsidiaries from and to each such supplier and customer during such period.

(b) Since the Balance Sheet Date, no customer or supplier listed on Schedule 4.21: (i) has terminated its relationship with the Company or any of its Subsidiaries, (ii) materially changed the pricing or other terms of its business with the Company and its Subsidiaries and (iii) and no such customer or supplier has notified the Company or any of its Subsidiaries that it intends to terminate or materially change the pricing or other terms of its business with the Company or its Subsidiaries. To the knowledge of the Company, no such customer or supplier intends to take any of the actions described in the foregoing sentence as a result of the consummation of the transactions contemplated by this Agreement.

4.22 Product Warranty. All of the products manufactured, sold, leased, and delivered by the Company and its Subsidiaries conform in all material respects with all recipes, formulas, applicable contractual commitments and all express and implied warranties, and the Company and its Subsidiaries do not have any material Liability or obligation for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Financial Statements.

4.23 Food Safety and Certifications. During the past three (3) years:

(a) the Company and its Subsidiaries are and have been in compliance in all material respects with the Food Safety Laws, including with respect to the manufacturing and storage practices, preparation, ingredients, composition, packaging and labeling for each of the products of the Company and its Subsidiaries;

(b) no food product manufactured, produced, distributed or sold by the Company or its Subsidiaries is or has been in any material respect contaminated, adulterated, misbranded, mispackaged, or improperly labeled, or poses an inappropriate threat to health or safety when processed or consumed in the intended manner, and there are no pending or, to the knowledge of the Company and its Subsidiaries, threatened claims by any Governmental Authority or other third party to the contrary;

(c) there has been no product recall by the Company, its Subsidiaries, or any Governmental Authority with respect to any food product manufactured, produced, distributed or sold by the Company or its Subsidiaries;

(d) the Company and its Subsidiaries have not received any written notices relating to any lawsuit, claim, seizure, or recall involving any food product manufactured, produced, distributed or sold by the Company or its Subsidiaries resulting from an alleged adulteration, food poisoning or violation of Food Safety Laws;

(e) none of the food manufacturing or processing facilities currently owned or operated by the Company or its Subsidiaries have been involuntarily shut down by a Governmental Authority or subject to any unresolved U.S. Food and Drug Administration form 483 notices or warning letters;

(f) neither the Company, its Subsidiaries, nor any of their respective food products or facilities is or has been subject to any adverse finding, recall, investigation, penalty assessment or other compliance or enforcement action by any Governmental Authority having responsibility for the regulation of food products, and none of the manufacturing or processing facilities that are operated by the Company or its Subsidiaries, and, to the knowledge of the Company and its Subsidiaries, no third-party food facility, establishment, or processing plant that uses the Company’s or its Subsidiaries’ products in the manufacture or processing of other foods or that receives, manufactures, processes or distributes the food products manufactured, produced, distributed or sold by the Company or its Subsidiaries, is or has been subject to any such material adverse action with regard to such a product;

(g) the Company and its Subsidiaries have no knowledge, nor has the Company or its Subsidiaries received any notices that any product or ingredient it holds or is held for its benefit is subject to reporting pursuant to the Reportable Food Registry maintained by the U.S. Food and Drug Administration;

(h) to the knowledge of the Company, the Company and its contract manufacturers have at all times complied with all procedures and practices necessary for the maintenance of any and all food related-certifications that it holds, including, but not limited to, its kosher and organic certifications; and

(i) to the knowledge of the Company, the Company does not have any material Liability (whether known or unknown, asserted or unasserted, absolute or contingent) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company; and

(j) none of the food manufacturing or processing facilities currently owned or operated by the Company or its Subsidiaries are subject to any outstanding, unresolved material audit findings or issues regarding compliance with the Orthodox Union’s kosher certification program or the U.S. Department of Agriculture’s National Organic Program.

4.24 Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature that are, in the aggregate, material to the Company and its Subsidiaries as a whole (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.25 Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and its Subsidiaries free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

4.26 Accounts Receivable. The accounts receivable reflected in the Financial Statements and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown in the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown in the Financial Statements has been determined in accordance with GAAP or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.27 Condition and Sufficiency of Assets. Except as set forth on Schedule 4.27, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s and its Subsidiaries’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

4.28 Books and Records. The minute books and stock record books of the Company and its Subsidiaries, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company or its Subsidiaries, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.29 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV (AS MODIFIED OR SUPPLEMENTED BY THE DISCLOSURE SCHEDULE), NONE OF THE SELLERS, THE COMPANY, THEIR AFFILIATES OR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE SELLERS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLERS, THE COMPANY, OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES, ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER AND ITS AFFILIATES ARE NOT RELYING ON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. WITHOUT LIMITING THE FOREGOING, COMPANY MAKES NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE

RESULTS OF OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR (B) IN THE MATERIALS RELATING TO THE SELLERS OR THE COMPANY AND ITS SUBSIDIARIES MADE AVAILABLE TO BUYER OR IN ANY PRESENTATION OF THE BUSINESS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, IT BEING UNDERSTOOD THAT ANY PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, THE SELLERS’, THE COMPANY’S OR ANY OF ITS SUBSIDIARIES’ CONFIDENTIAL INFORMATION MEMORANDUM. THE COMPANY OR ANY OF ITS SUBSIDIARIES CONFIDENTIAL OVERVIEWS MADE AVAILABLE BY THE COMPANY AND ITS REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE SELLERS, THE COMPANY OR ANY OF ITS SUBSIDIARIES, EXCEPT TO THE EXTENT SPECIFICALLY REFERENCED HEREIN OR (C) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES. BUYER HEREBY ACKNOWLEDGES AND AGREES TO SUCH DISCLAIMER AND THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER IS PURCHASING THE COMPANY AND ITS SUBSIDIARIES ON AN “AS IS, WHERE IS” BASIS, AND IS ONLY ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer Parties, jointly and severally, hereby represent and warrant to Sellers and the Company as follows:

5.01 Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Iowa, each with all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.02 Authorization; Valid and Binding Agreement. This Agreement and the Ancillary Agreements to which a Buyer Party is a party have been duly authorized, and this Agreement has been and, as of the Closing, the Ancillary Agreements to which such Buyer Party is a party will be duly executed and delivered by such Buyer Party, and no other action on the part of such Buyer Party is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which such Buyer Party is a party, the performance by such Buyer Party of its obligations hereunder and thereunder or the consummation by such Buyer Party of the transactions contemplated by this Agreement and the Ancillary Agreements. Assuming that (a) this Agreement is a valid and binding obligation of each Seller and the Company and (b) the Ancillary Agreements will be valid and binding obligations of the parties thereto (other than the Buyer Parties) as of the Closing, this Agreement constitutes and the Ancillary Agreements to which a Buyer Party is a party will constitute as of the Closing, valid and binding obligations of such Buyer Party, enforceable in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions.

5.03 No Breach. Except (a) for the applicable requirements of the HSR Act and (b) in the case of clauses (ii) and (iii) below, where the failure of any of the following to be true would not reasonably be expected to prevent or materially impede, interfere with or delay the consummation by a Buyer Party of the transactions contemplated under this Agreement and the Ancillary Agreements, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which a Buyer Party is a party by such Buyer Party, and the consummation of the transactions contemplated hereby and thereby, do not result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset or property of any Buyer Party, or give rise to any third-party rights of termination or amendment (i) under the provisions of any Buyer Party’s articles or certificate of incorporation or formation or bylaws, limited liability company operating agreement or equivalent organizational documents, (ii) under any License, agreement or instrument to which any Buyer Party is bound, or any Legal Requirement or (iii) in any respect under any order, judgment or decree to which any Buyer Party is subject.

5.04 Litigation. As of the date of this Agreement, there are no Actions pending or, to Buyer’s knowledge, threatened against a Buyer Party at law or in equity, or before or by any Governmental Authority, which if determined adversely to such Buyer Party would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by such Buyer Party of the transactions contemplated under this Agreement and the Ancillary Agreements.

5.05 Solvency. Assuming (a) the accuracy of the representations and warranties set forth in Article III and Article IV and (b) that immediately prior to the Closing and without giving effect to any of the transactions to occur at Closing, the Company and each of its Subsidiaries are Solvent, immediately after giving effect to the transactions contemplated by this Agreement, each Buyer Party and each of their Subsidiaries shall be Solvent. No transfer of property is being made by a Buyer Party and no obligation is being incurred by a Buyer Party in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

5.06 Funds Availability. Each Buyer Party has and will continue to have at Closing sufficient cash to fund the transactions contemplated by this Agreement to be consummated at the Closing, and to pay all consideration, fees, costs, expenses and other amounts required to be paid by such Buyer Party in connection with this Agreement.

5.07 Investment Representations. Buyer is not acquiring any of the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933 (as amended from time to time, and including the rules and regulations promulgated thereunder, the “Securities Act”). Buyer (a) is an “accredited investor” (as defined in Regulation D under the Securities Act); (b) is able to bear the economic risk of its investment in the Shares; (c) acknowledges that the Shares have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities law and the Company is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to the Shares in connection with the transactions contemplated by this Agreement or after the Closing; and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares.

5.08 Acknowledgments by Buyer Parties. Each Buyer Party has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, it has relied solely on the results of its own independent investigation and verification and the representations and warranties of Sellers and the Company expressly set forth in this Agreement and the certificates delivered pursuant hereto, as modified by the Disclosure Schedule. The representations and warranties of Sellers and the Company contained in this Agreement, the certificates delivered pursuant hereto and in the Ancillary Agreements constitute the sole and exclusive representations and warranties of Sellers and the Company in connection with the transactions contemplated hereby, and all other representations, warranties, statements or information made, communicated or furnished (orally or in writing) of any kind or nature (including any estimates, projections, forecasts, plans and information made available in “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted or any other form in expectation of the transactions contemplated by this Agreement) are disclaimed by such Buyer Party.

5.09 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, NO BUYER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO A BUYER PARTY OR ANY OF ITS SUBSIDIARIES, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, NO BUYER PARTY MAKES ANY, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY TO SELLERS WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO SELLERS OR ANY OF THEIR AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS

OF SUCH BUYER PARTY OR ANY OF ITS SUBSIDIARIES OR (B) IN THE MATERIALS RELATING TO SUCH BUYER PARTY OR ANY OF ITS SUBSIDIARIES MADE AVAILABLE TO SELLERS OR IN ANY PRESENTATION OF THE BUSINESS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, IT BEING UNDERSTOOD THAT ANY PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY CONFIDENTIAL INFORMATION MEMORANDUM AND A BUYER PARTY’S OR ANY OF ITS SUBSIDIARIES’ CONFIDENTIAL OVERVIEWS MADE AVAILABLE BY BUYER AND ITS REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SUCH BUYER PARTY OR ANY OF ITS SUBSIDIARIES, EXCEPT TO THE EXTENT SPECIFICALLY REFERENCED HEREIN OR (C) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE SELLERS OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO SUCH BUYER PARTY OR ANY OF ITS SUBSIDIARIES.

ARTICLE VI

[INTENTIONALLY OMITTED]

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing Date, each Buyer Party shall cause the Company to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the “D&O Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities of any nature whatsoever (“D&O Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under Legal Requirements; provided, however, that nothing in this Section 7.01(a) shall require the Company to indemnify any D&O Indemnified Person for any D&O Costs that the Company or any of its Subsidiaries would not have been obligated to indemnify such D&O Indemnified Person for prior to Closing.

(b) For a period of six (6) years after the Closing Date, each Buyer Party shall cause to be maintained in effect with respect to the D&O Indemnified Persons any provision in the Company’s or its Subsidiaries’ articles or certificate of incorporation or bylaws (or other organizational documents) relating to the exculpation or indemnification of any officers and directors in effect on the date of this Agreement (unless required by Legal Requirements), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification.

(c) If the Closing occurs, the Company shall purchase, and each of Buyer and Sellers shall pay one-half of the cost of, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program (the “Tail Policy”) to be in effect until the end of the six-year period commencing as of the Closing Date (and for so long as any indemnification claim is being adjudicated) with respect to actions or omissions occurring prior to the Closing Date (such coverage to be on terms and conditions and for an amount no less favorable to the Company’s and its Subsidiaries’ directors and officers currently covered by such insurance than those of such policy in effect on the date of this Agreement), and each Buyer Party and the Company agrees not to terminate or modify in a manner adverse to the beneficiaries thereof the Tail Policy prior to the sixth anniversary of the Closing Date.

(d) In the event that after the Closing Date, Buyer or the Company, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section 7.01.

7.02 Tax Matters.

(a) Tax Cooperation. Buyer and the Seller Representative shall reasonably cooperate in connection with any audit, examination, assessment, litigation or other proceeding with respect to the Taxes of the Company or any of its Subsidiaries. Such cooperation shall include reasonably furnishing or making available during normal business hours of personnel, and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding.

(b) Tax Sharing Agreements. Any and all existing Tax allocation and Tax sharing agreements and Special Tax-Related Rights Arrangements (whether written or not) binding upon the Company or any of its Subsidiaries (or benefitting any of their minority investors) shall be terminated as of the Closing Date. After such date, neither the Company nor any of its Subsidiaries shall have any further rights or Liabilities thereunder .

(c) Transfer Taxes. All Transfer Taxes and related expenses shall be borne 50% by the Sellers and 50% by the Buyer when due, and the party required to file the Transfer Tax Return under applicable Law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The parties shall reasonably cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary to the extent such Tax Return or other documentation is in form and substance satisfactory to the cooperating party.

(d) Pre-Closing Merger. It is intended that the Pre-Closing Merger did not (1) result in the recognition of any income or gain by the Company, Stone Canyon, or SC Holdco for federal and state income Tax purposes or (2) cause the affiliated group (as defined in Section 1504 of the Code) of corporations of which Stone Canyon was the common parent to cease to remain in existence within the meaning of Treas. Reg. § 1.1502-75(d), and the parties shall not file any Tax Return or take any position in a proceeding before a Governmental Authority inconsistent with the foregoing unless required by a closing agreement entered into under section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding. Buyer shall submit a draft of any Income Tax Returns for the taxable period that includes the Pre-Closing Merger or reflects the 2016 Refund Amount to the Seller Representative (together with schedules, statements and, to the extent requested by the Seller Representative, supporting documentation) at least forty (40) days prior to the due date thereof (including extensions). If the Seller Representative objects to any item on any such Income Tax Return, it shall, within ten (10) days after delivery of such Income Tax Returns, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Seller Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the dispute referred to it pursuant to such procedures as it may require. The Income Tax Return shall be prepared in accordance with the Independent Accountant’s determination and timely filed. The costs, fees and expenses of the Independent Accountant shall be borne 50% by the Sellers, on the one hand, and 50% by the Buyer, on the other.

7.03 Employee Benefits.

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Closing who continue employment with Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries) following the Closing Date (the “Continuing Employees”), Buyer shall cause the service of each such Continuing Employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, retirement, vacation, fringe or other welfare benefit plan, program or arrangement of Buyer and its Affiliates, but not including any equity compensation plans, programs, agreements or arrangements (collectively, the “Buyer Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b) From and after the Closing Date, with respect to each Buyer Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Buyer shall use reasonable efforts to cause each such Buyer Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Buyer Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Buyer Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Buyer’s applicable insurance contracts in effect as of the Closing Date; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 7.03(a) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Buyer Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Buyer Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Plan.

(c) Buyer, the Company and the Sellers acknowledge and agree that all provisions contained in this Section 7.03 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Plan or any beneficiary thereof or any right to continued employment with Buyer or any of its Affiliates. Nothing in this Section 7.03 shall be deemed to amend any Buyer Benefit Plan or to require Buyer or any of its Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and applicable Legal Requirements.

7.04 WARN Act. Buyer agrees that it shall not, nor shall it permit any of its Affiliates (including, without limitation, the Company and its Subsidiaries) to, at any time within ninety (90) days following the Closing Date, effectuate a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) without complying in all material respects with the notice requirements and all other provisions of the WARN Act.

7.05 Further Assurances. Subject to the limitations set forth elsewhere in this Agreement, from time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.06 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), SCIFSC shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory or acquire or commit to acquire the entity listed on Exhibit 7.06, whether by merger, purchase of all or substantially all of the capital stock, equity interests or assets, reorganization or otherwise; or (ii) intentionally interfere in any material respect with the business relationships (formed as of the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, SCIFSC may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if it is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person and (B) acquire or hold passive investments in investment funds, partnership or similar entities in which it does not have a controlling interest or otherwise possess, directly or indirectly, control or influence over the investment decisions or management of such entity or (C) commence employment with a subsidiary, division or unit of any entity that engages in a business that is competitive with the Restricted Business so long as SCIFSC and such subsidiary, division or unit does not engage in the Restricted Business and SCIFSC does not have any involvement in or exert any influence over any business that engages in the Restricted Business. SCIFSC acknowledges that the purchase price to be paid at Closing for the Shares as specified in Section 1.03(b)(i) includes, among other things, a value associated with the goodwill of the Company, and that the restrictions contained in this Section 7.06 are reasonable and necessary to protect the legitimate interests of Buyer, including without limitation the protection of the goodwill of the Company.

(b) During the Restricted Period, SCIFSC shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company (to the extent such employee was employed with the Company as of the Closing Date), or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.06 shall prevent SCIFSC or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, SCIFSC shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company (to the extent such client or customer was a client or customer of the Company as of the Closing Date) for purposes of diverting their business or services from the Company.

(d) SCIFSC acknowledges that a breach or threatened breach of this Section 7.06 could give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by SCIFSC of any such obligations, Buyer may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(e) SCIFSC acknowledges that the restrictions contained in this Section 7.06 are reasonable and necessary to protect the legitimate interests of Buyer. In the event that any covenant contained in this Section 7.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 7.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) This Section 7.06 shall survive the Closing.

7.07 Appointment of Seller Representative.

(a) Each Seller and SAR Holder irrevocably constitutes and appoints Stone Canyon Industries LLC, a Delaware limited liability company, as Seller Representative and as such Seller’s or SAR Holder’s true and lawful attorney-in-fact and agent and authorizes he, she or it acting for such Seller and SAR Holder and in such Seller’s and SAR Holder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including taking any and all action on behalf of such Seller and SAR Holder from time to time as contemplated hereunder. Each Seller and SAR Holder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated hereby, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all act Seller Representative may lawfully do or cause to be done by virtue hereof. Each Seller and SAR Holder acknowledges and agrees that upon execution of this Agreement, upon any delivery by Seller Representative of any waiver, amendment, agreement, or certificate document executed by Seller Representative, such Seller and SAR Holder and shall be bound by such documents or action as fully as if such Seller and SAR Holder had executed and delivered such documents. Sellers and SAR Holders shall pay all fees, costs and expenses incurred by Seller Representative in performing its duties hereunder.

(b) All payments owed to Sellers and SAR Holders pursuant to this Agreement or otherwise shall be paid by Buyer to Seller Representative for subsequent distribution to Sellers and SAR Holders, and Buyer shall have no duty or obligation whatsoever to see to Seller Representative’s application of funds and no Liability whatsoever arising out of the conduct of Seller Representative. Each Seller and SAR Holder further acknowledges that any payment made to Seller Representative on behalf of any Seller and SAR Holder shall be deemed to have been directly paid to such Seller and SAR Holder and agrees that Buyer’s payment obligations hereunder shall be satisfied in full upon receipt by Seller Representative of such payment and Sellers, SAR Holders and Seller Representative hereby waive any and all claims against Buyer relating to any such payment or otherwise relating to the appointment or conduct of Seller Representative.

(c) Each Seller and SAR Holder further acknowledges that the Seller Representative shall have full power and authority on such Seller’s and SAR Holder’s behalf: (i) to pay such Seller’s and SAR Holder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Seller Representative Holdback Amount; (ii) in Seller Representative’s sole discretion, to pay such Seller’s and SAR Holder’s Pro Rata Portion of any Final Adjustment Amount pursuant to Section 1.05(c), (iii) to endorse and deliver any certificates representing the Shares and execute such further instruments of assignment or indemnity as the Buyer shall reasonably request; (iv) to execute and deliver on behalf of such Seller and SAR Holder any amendment or waiver hereto; (v) (A) to dispute or refrain from disputing, on behalf of such Seller and SAR Holder relative to any amounts to be received by such Seller and SAR Holder under this Agreement or any agreements contemplated hereby, any claim made by the Buyer under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Seller and SAR Holder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to agree to, negotiate or execute, on behalf of such Seller and SAR Holder, any settlement agreement, release or other document with respect to such dispute or remedy; (vi) to engage attorneys, accountants, agents or consultants on behalf of the Sellers and SAR Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (vii) to take all other actions to be taken by or on behalf of such Seller and SAR Holder in connection herewith; (viii) to retain the Seller Representative Holdback Amount and/or pay amounts therefrom in accordance with this Agreement; and (ix) to do each and every act and exercise any and all rights which such Seller and SAR Holder or the Sellers and SAR Holders collectively are permitted or required to do or exercise under this Agreement.

(d) If the Sellers and SAR Holders shall agree that the removal of the Seller Representative is necessary at a given time, Sellers and SAR Holders shall appoint a replacement Seller Representative, which replacement (if not an Affiliate of the Seller Representative or a nationally recognized professional shareholder representative service company) shall be subject to Buyer’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned).

(e) Each Seller and SAR Holder agrees that the Buyer shall be entitled to rely, without inquiry whatsoever, on any action taken, or the failure to take any action, by Seller Representative, on behalf of Sellers and SAR Holders pursuant to this Section 7.06 (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller and SAR Holder as fully as if such Seller or SAR Holder had taken such Authorized Action.

(f) The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller or SAR Holder, except in respect of amounts received on behalf of such Seller or SAR Holder. The Seller Representative shall not be liable to any Seller or SAR Holder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Seller Representative shall not be relieved of any liability imposed by law for willful misconduct. The Seller Representative shall not be liable to any Seller or SAR Holder for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller and SAR Holder to whom payment was due, but not made, shall be to recover from other Sellers or SAR Holders any payment in excess of the amount to which they are determined to have been entitled. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Seller Representative nor any agent employed by it shall incur any Liability to any Seller or SAR Holder by virtue of the failure or refusal of the Seller Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith. The Sellers and SAR Holders will indemnify, defend and hold harmless the Seller Representative from and against any and all losses arising out of or in connection with the Seller Representative’s execution and performance of this Agreement, in each case as such loss is suffered or incurred; provided, that in the event that any such loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers and SAR Holders the amount of such indemnified loss to the extent attributable to such fraud, gross negligence or willful misconduct.

(g) If the Seller Representative Holdback Amount is insufficient to reimburse the Seller Representative in full, the Seller Representative may instruct the Buyer, as the case may be, when making any payments to the Paying Agent, to direct to the Seller Representative sufficient funds from such payments to the Sellers or the SAR Holders to pay the amount of any such shortfall to the Seller Representative, and such payment to the Seller Representative shall be deducted from the funds otherwise being directed to the Paying Agent, and allocated among the Sellers and the SAR Holders on a pro rata basis according to each such Person’s Pro Rata Portion. Except as expressly set forth in the immediately preceding sentence, in no event shall the Buyer or the Company be required to pay any amount to the Seller Representative in capacity as such.

7.08 Representations and Warranties Insurance Policy. Prior to or upon Closing, Buyer shall obtain a representations and warranties insurance policy in connection with this Agreement (the “R&W Insurance Policy”) on terms and conditions acceptable to Buyer, and certify to Sellers that such policy has been bound as of the Closing Date. Buyer shall pay one-half, and Sellers shall pay one-half, the cost of the R&W Insurance Policy. In connection with the R&W Insurance Policy, the Sellers, the Seller Representative and the Company shall provide such reasonable cooperation to Buyer and the applicable insurance provider as reasonably requested by Buyer and such insurance provider in connection with obtaining such R&W Insurance Policy. Following the Closing, the Sellers and the Seller Representative shall provide reasonable cooperation to Buyer, the applicable insurance provider and the Company in connection with pursuing claims under such policy if requested by Buyer or the applicable insurance provider.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

SURVIVAL; POST-CLOSING REMEDIES

9.01 Survival. Except as expressly set forth in this Agreement, none of the representations, warranties or covenants (to the extent required to be performed on or prior to the Closing Date) of Sellers, the Company or Buyer in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Closing.

9.02 Post-Closing Remedy. Effective on the Closing Date and at all times thereafter:

(a) except as set forth in this Article IX, Buyer hereby, on its own behalf and on behalf of its Affiliates, waives, to the fullest extent permitted under Legal Requirement, and agrees not to assert in any Action, any and all rights, claims and causes of action it or such Affiliate may now or hereafter have against each Seller, SAR Holder or their Affiliates arising out of or based upon this Agreement or the transactions contemplated hereby (including any such rights, claims or causes of action arising under or based upon common law or other Legal Requirement); provided, however, that this Section 9.02(a) shall not apply to (i) claims arising from fraud on the part of any Seller, SAR Holder or Seller Affiliate, or (ii) covenants and obligations required to be performed hereunder after the Closing Date; and

(b) each Seller and SAR Holder, on its own behalf and on behalf of its Affiliates, waives, to the fullest extent permitted under Legal Requirement, and agrees not to assert in any Action, any and all rights, claims and causes of action it or such Affiliate may now or hereafter have against Buyer or its Affiliates arising out of or based upon this Agreement or the transactions contemplated hereby (including any such rights, claims or causes of action arising under or based upon common law or other Legal Requirement); provided, however, that this Section 9.02(b) shall not apply to (i) claims arising from fraud on the part of Buyer, or (ii) covenants and obligations required to be performed hereunder after the Closing Date.

9.03 Indemnification Regarding the Pre-Closing Merger. SCIFSC, in its capacity as a Seller, shall indemnify the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Liabilities incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the representation and warranty of the Company contained in Section 4.09(m).

ARTICLE X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“2016 Refund Amount” means $870,500.

“Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodologies, in accordance with GAAP, used in the preparation of the audited consolidated financial statements of the Company and its Subsidiaries as of June 24, 2016.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Legal Requirements).

“Ancillary Agreements” means all agreements, documents and instruments contemplated to be delivered or executed in connection with this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash (including deposits and transfers in transit or in process, reduced by outstanding checks written by the Company or any of its Subsidiaries), and cash equivalents as of 11:59 p.m. (New York City time) on the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock authorized in the Amended and Restated Certificate of Incorporation of SCI Ingredients Holdings, Inc., dated as of January 29, 2015.

“Company’s knowledge” or “the knowledge of the Company” means the actual knowledge, of any of Kenneth M. Simril and Robert Kostrinsky after due inquiry of their respective direct reports, and the actual knowledge of any of Sylvain Norton and Jim Pricola after reasonable inquiry of their respective direct reports.

“Company Real Property” means any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company or any of its Subsidiaries.

“Confidential Information” means information regarding the business and operations of the Company and its Subsidiaries that is not publicly available, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 31, 2016, 2016, between Green Plains Inc. and Fleischmann’s Vinegar Company, Inc.

“Credit Facility” means, collectively, (i) that certain First Lien Credit Agreement, dated as of January 30, 2015, by and among SCI/VIN Mergerco, Inc., RLJ-FVC Holdings, Inc., Fleischmann’s Vinegar Company, Inc., SCI Ingredients Holdings, Inc., the Lenders party thereto and Security Benefit Corporation; and (ii) that certain Second Lien Credit Agreement, dated as of January 30, 2015, by and among SCI/VIN Mergerco, Inc., RLJ-FVC Holdings, Inc., Fleischmann’s Vinegar Company, Inc., SCI Ingredients Holdings, Inc., the Lenders party thereto and Security Benefit Corporation.

“Environmental Permit” means any permit, license, consent, authorization or approval issued under Environmental Requirements.

“Environmental Requirements” means any Legal Requirements (a) relating to pollution (or the cleanup thereof) or protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; RCRA; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or within the past six (6) years would have been, considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Estimated Purchase Price” means an amount, without duplication, equal to (i) the Purchase Price, plus (ii) the Estimated Cash on Hand, plus (iii) the Estimated Transaction Tax Benefit minus (iv) Estimated Closing Indebtedness, plus (v) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (vi) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (vii) the Estimated Transaction Expenses.

“Estimated Transaction Tax Benefit” means $1,638,348 as detailed on Exhibit X.

“fraud” means an act, committed by or on behalf of a party to this Agreement, with intent to deceive another party to this Agreement, or to induce him, her or it to enter into this Agreement, and requires: (i) a false representation expressly made in this Agreement; (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false; (iii) with an intention to induce such other party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that such other party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such other party to suffer damage by reason of such reliance.

“Food Safety Laws” means the Federal Food, Drug and Cosmetic Act and any other federal, state, local or foreign law and the respective implementing regulations in each case which impose standards with respect to the safety of food products intended for human consumption, including any such laws relating to the manufacture, production, packaging, transportation, import, export, distribution, or sale of such products.

“Fully Diluted Common Stock” means the sum of (i) the aggregate number of issued and outstanding shares of common stock of the Company immediately prior to the Closing, including for this purpose all shares of Common Stock underlying outstanding and vested Stock Appreciation Rights as of immediately prior to the Closing, and the phantom shares held by Kenneth M. Simril, Robert Kostrinsky and Sylvain Norton as of immediately prior to the Closing, plus (ii) the aggregate number of shares of common stock of the Company issuable upon full conversion of all shares of Series A Preferred Stock that are outstanding immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign, federal, state, local or other governmental authority, regulatory body, court, tribunal, administrative agency, commission, stock exchange or listing authority, or other instrumentality thereof, including any applicable department of insurance.

“Governmental Order” means any order, judgment, injunction, stipulation, determination or decree issued by any Governmental Authority with jurisdiction over such matters.

“Hazardous Materials” means all pollutants, contaminants or hazardous or toxic substances or materials including Hazardous Substances as defined under CERCLA, Hazardous Substances as defined under RCRA, petroleum and petroleum products (including crude oil and any fraction thereof), lead-based paint, asbestos and friable asbestos-containing materials, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, the sum of all obligations of the Company and its Subsidiaries, whether or not contingent, with respect to the Credit Facility. For the avoidance of doubt, Indebtedness shall not include any intercompany accounts, payables or loans of any kind or nature among the Company and its Subsidiaries, Multiemployer Plan withdrawal penalty Liability, any Liability taken into account in the determination of Net Working Capital or any Transaction Expenses.

“Intellectual Property” means all U.S. and foreign intellectual property, including (a) all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, logos, slogans, rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, all works of authorship, all advertising and promotional materials (including any rights to all social media accounts such as Facebook, Instagram and Twitter), and all applications, registrations, and renewals in connection therewith, (c) inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) trade secrets, industrial models, industrial designs, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, formulations and recipes, product designs, product packaging, rights of publicity, improvements, processes, specifications, technology, and methodologies, (e) computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, and (f) any other confidential and proprietary right or information or type of intellectual property, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by a Person or used or held for use by such Person in connection with its respective business.

“Leased Real Property” means all real property leased or for which the Company or any of its Subsidiaries holds a possessory interest.

“Legal Requirement” means any applicable federal, state, local or municipal order, judgment, law (including common law), rule, ordinance, code, registration, decrees, directives, judgments, orders, regulation or statute.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” means any lien, charge, claim, encumbrance, pledge, deed of trust, deed restriction, security interest, conditional sale agreement or other title retention agreement, financing lease, mortgage, right of first refusal, option, restriction, right-of-way, easement, community property interest, equitable interest, other lien, claim or other similar encumbrance of any kind.

“Material Adverse Effect” means any change, effect, event or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, individually or in the aggregate, shall be taken into account in determining a Material Adverse Effect: (i) general economic or business conditions in the United States or elsewhere in the world; (ii) the credit, debt, financial or capital markets or interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iv) political conditions or any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes or proposed changes in accounting requirements or principles or Legal Requirements or in the interpretation or enforcement thereof; (vii) any failure by the Company and its Subsidiaries to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement or the identity of Buyer or any of its Affiliates or the pendency or consummation of the transactions contemplated hereby, including any change, effect, event or condition arising out of actions of competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions in connection therewith; or (ix)(A) any action taken by the Company or its Subsidiaries (1) as required pursuant to and in accordance with this Agreement or (2) at the request or with the consent of Buyer or (B) the failure by the Company or its Subsidiaries to take any action prohibited by this Agreement; except that any change, effect, event or condition referred to in clauses (i), (ii), (iii), (iv), (v) or (vi) above may be taken into account in determining a Material Adverse Effect to the extent that such change, effect, event or condition has a materially disproportionate impact on the Company and its Subsidiaries, taken together, as compared to other participants in the industries in which the Company and its Subsidiaries operate (in which case only such disproportionate impact shall be taken into account in determining whether there has been or will be a Material Adverse Effect).

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Net Working Capital” means the result of (i) all current assets (excluding Cash on Hand, current and deferred Tax assets, prepaid financing, prepaid acquisition expenses, environmental claims receivables and related party receivables) of the Company and its Subsidiaries minus (ii) all current Liabilities (excluding Indebtedness, current and deferred Tax Liabilities, and related party payables), of the Company and its Subsidiaries, in each case determined in accordance with the Accounting Practices and Procedures; provided that, notwithstanding anything herein to the contrary, for purposes of calculating Net Working Capital, in no event will the determination of Net Working Capital include any intercompany accounts among the Company and its Subsidiaries, or Transaction Expenses; provided, further, that the determination of Net Working Capital shall give effect to the adjustments expressly labeled as “Management Adjustments”, “QoE Adjustments” or “GPI Adjustments” on Exhibit A hereto calculated as of 11:59 p.m. (New York City time) on the Closing Date. Exhibit A hereto sets forth a sample calculation of Net Working Capital.

“Net Working Capital Amount” means the Net Working Capital of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the Closing Date.

“Paying Agent Agreement” means the Paying Agent Agreement by and among the Seller Representative, Buyer, and the Paying Agent, substantially in the form attached hereto as Exhibit B.

“Permitted Liens” means (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Financial Statements; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the ordinary course in respect of obligations that are not overdue and that are fully and properly reserved for in the Financial Statements; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way, restrictions, or minor title defects (whether or not recorded) that arise in the ordinary course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; and (d) Liens set forth on Schedule 10.01.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pro Rata Portion” means, with respect to each Seller and each SAR Holder, the amount, expressed as a percentage, (a) the numerator of which is the aggregate number of Shares of Fully Diluted Common Stock held by such Seller or deemed held by such SAR Holder (including, for the avoidance of doubt, Kenneth M. Simril and Robert Kostrinsky solely to the extent of the phantom equity awards payable to them at Closing) immediately prior to the Closing, and (ii) the denominator of which is the aggregate number of Shares of Fully Diluted Common Stock held or deemed held by all Sellers and SAR Holders immediately prior to the Closing; provided, however, when used in regard to a Seller with respect to the Series A Preferred Stock only, such term means the amount, expressed as a percentage, (a) the numerator of which is the aggregate number of Shares of Series A Preferred Stock held by such Seller immediately prior to the Closing, and (ii) the denominator of which is the aggregate number of Shares of Series A Preferred Stock held by all such Sellers immediately prior to the Closing.

“Purchase Price” means two hundred fifty million dollars ($250,000,000), subject to the adjustments provided in this Agreement.

“Restricted Business” means the manufacture, production or wholesale of vinegar products that are offered or being developed by the Company or any of its Subsidiaries as of the Closing Date, except products that contain de minimis amounts of vinegar (such as sauces and dressings).

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.

“Series A Preference Amount” shall have the meaning assigned thereto in the Amended and Restated Certificate of Incorporation of SCI Ingredients Holdings, Inc., dated as of January 29, 2015.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock authorized in the Amended and Restated Certificate of Incorporation of SCI Ingredients Holdings, Inc., dated as of January 29, 2015.

“Solvent” means that such Person (a) has property with fair value greater than the total amount of their debts and Liabilities, contingent (it being understood that the amount of contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability), subordinated or otherwise, (b) has assets with present fair salable value not less than the amount that will be required to pay their Liability on their debts as they become absolute and matured, (c) is able to pay their debts and Liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

“Stock Appreciation Right” means an award of Stock Appreciation Rights (as defined in the Stock Appreciation Right Plan) granted under the Stock Appreciation Right Plan.

“Stock Appreciation Rights Plan” means the SCI Ingredients Holdings, Inc. Stock Appreciation Rights Plan.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, a corporation, limited liability company, partnership or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Target Net Working Capital Amount” means an amount equal to $14,700,000.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing imposed by a Taxing Authority.

“Tax Return” or “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information or any amendments thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Territory” means anywhere in the United States, Canada or Mexico.

“Transaction Expenses” means (a) all fees and expenses payable to the Company’s advisors and other fees from and expenses of professional service firms and other service providers incurred by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is liable or responsible in connection with the transactions contemplated by this Agreement, and (b) any severance, change in control, termination, bonus or similar amounts paid or payable by the Company or any of its Subsidiaries to or in respect of the employees of the Company or any of its Subsidiaries (including, for the avoidance of doubt, the phantom equity awards payable to Kenneth M. Simril and Robert Kostrinsky) solely as a result of or in connection with the consummation of the transactions contemplated by this Agreement, (but excluding any “double trigger” payments), (c) the Stock Appreciation Right Payments, in the case of each of clauses (a), (b) and (c) above, to the extent unpaid as of the Closing, as of 11:59 p.m. (New York City time) on the Closing Date (but no other amounts with respect thereto shall be Transaction Expenses or otherwise reduce the Purchase Price).

“Transaction Tax Benefit” means the product of (a) forty percent (40%) and (b) the excess, if any, of (i) the sum of (1) the aggregate amount of Transaction Expenses (provided that, that for purposes hereof, Transaction Expense shall include any such amounts that were unpaid as of 12:01 a.m. on June 25, 2016 that are determined by the Buyer and Seller Representative to be deductible as set forth on Exhibit X, and provided, further, that (A) the deductibility of Transaction Expenses consisting of success-based fees will be determined using the safe harbor of Rev. Proc. 2011-29, and (B) Transaction Expenses shall not include any fees and expenses payable to the Company’s advisors and other fees from and expenses of professional service firms and other service providers incurred by the Company or any of its Subsidiaries prior to September 9, 2016), (2) Stock Appreciation Rights Payments, (3) the employer portion of FICA taxes payable in connection with the payment of any severance, change in control, termination, bonus or similar amounts paid to employees of the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement; and (4) any capitalized costs in respect of Closing Indebtedness, over (ii) the amount of taxable income of the Company as determined by the Buyer and the Seller Representative for the taxable period beginning on June 25, 2016 and ending on the Closing Date computed without taking into account the amounts described in (i), all in a manner consistent with the methodology set forth on Exhibit X.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

10.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
280G Stockholder Approval	6.04

Accounting Referee	1.05(a)

Agreement	Preamble

Authorized Action	7.06(e)

Balance Sheet Date	4.06

Buyer	Preamble

Buyer Parties	Preamble

Buyer Benefit Plans	7.03(a)

Buyer Indemnitees	9.03

Closing	1.03(a)

Closing Balance Sheet	1.05(a)

Closing Date	1.03(a)

Closing Payment Certificate	1.02

Closing Statement	1.05(a)

Company	Preamble

Company Securities	4.05(b)

Continuing Employee	7.03(a)

Disclosure Schedule	Article IV

D&O Costs	7.01(a)

D&O Indemnified Persons	7.01(a)

Employees	4.17(d)

Employment Agreements	Preamble

Enforceability Exceptions	3.02

Estimated Cash on Hand	1.02

Estimated Closing Indebtedness	1.02

Estimated Net Working Capital Amount	1.02

Estimated Transaction Expenses	1.02

Final Adjustment Amount	1.05(c)

Final Purchase Price	1.05(c)

Financial Statements	4.06

Guaranteed Obligations	11.17

Holder Group	11.15(a)

IRS	4.13(c)

Licenses	4.19

Liabilities	4.24

Material Contract	4.10(a)

Multiemployer Plan	4.13(e)

Objections Statement	1.05(a)

Owned Real Property	4.08(a)

Parachute Payment	6.04

Parent	Preamble

Paying Agent	1.03(b)(i)

Plans	4.13(a)

Policies	4.20

Pre-Closing Merger	1.06

Restricted Persons	7.06(a)

Recovery Period	11.14(b)

Restricted Period	7.06(a)

R&W Insurance Policy	7.08

Recovery Period	11.14(b)

Restricted Period	7.06(a)

SAR Holders	1.03(b)(ii)

Schedule Supplement	6.07

Securities Act	5.07

Sellers	Preamble

Seller Representative	Preamble

Seller Representative Holdback Amount	1.04

Shares	Recitals

Stock Appreciation Right Payments	1.01(b)

Tail Policy	7.01(c)

WARN Act	4.17(b)

ARTICLE XI

MISCELLANEOUS

11.01 Press Releases and Communications. No press release, public announcement or any other communication to the employees, consultants, customers or suppliers of the Company and its Subsidiaries related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto or any of its Affiliates without the joint approval of Buyer and Seller Representative, unless required by Legal Requirements or stock exchange rules (upon the advice of counsel) in which case Buyer and Seller Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

11.02 Expenses. Except as otherwise specified in this Agreement, all fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the Person incurring such fees and expenses, whether or not the Closing shall have occurred.

11.03 Notices. All notices, requests, demands, claims or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party or (b) when received via facsimile or electronic mail (confirmed by telephone or email in each case), in all cases addressed to the Person for whom it is intended at the address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.03:

Notices to any Buyer Party or, following the Closing, the Company:

Green Plains Inc.

450 Regency Parkway, Suite 400

Omaha, NE 68114

Attn: Michelle Mapes, EVP-General Counsel & Corporate Secretary

Tel: (402) 315-1629

Fax: (402) 884-8700

Email: Michelle.Mapes@gpreinc.com

with a copy to (which shall not constitute notice):

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, MO 64112

Attn: Michael J. Eason, Esq.

Tel: (816) 983-8000

Fax: (816) 983-8080

Email: michael.eason@huschblackwell.com

Notices to any Seller, Seller Representative and, prior to Closing, the Company:

Stone Canyon Industries LLC

1250 4th Street

Santa Monica, California 90401

Attn: Adan Cohn

Tel: 424-316-2061

Fax: 424-316-2062

Email: acohn@stonecanyonllc.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attn: Thomas C. Meriam, Esq.

Tel: (212) 813-8810

Fax: (646) 558-4152

Email: TMeriam@goodwinlaw.com

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (a) by Buyer or, after the Closing, the Company, without the prior written consent of Seller Representative or (b) Seller Representative or, prior to the Closing, the Company, without the prior written consent of Buyer. Notwithstanding the foregoing, upon and after the Closing, Buyer may assign all of its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer, but no such assignment shall relieve Buyer of any Liability or obligation hereunder; provided, however, that Buyer may assign its rights, interests and obligations hereunder, without the consent of any Person, to an Affiliate.

11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under Legal Requirements, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns; and (g) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedule) and not to any particular term or provision of this Agreement, unless otherwise specified.

11.07 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

11.08 Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits hereto may be amended or waived only in a writing signed by Buyer, Seller Representative and the Company. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09 Complete Agreement. This Agreement (including the exhibits and schedules hereto) and the documents referred to herein (including the Confidentiality Agreement and the Ancillary Agreements) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12 Limitation of Remedies. UNDER NO CIRCUMSTANCES (SAVE FOR FRAUD) SHALL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, LOST PROFITS OR ECONOMIC LOSS ARISING OUT OF ANY CLAIM, DEMAND OR ACTION ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT.

11.13 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) under the circumstances when specific performance is permitted pursuant to this Section 11.13 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Sellers, the Company or Buyer would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

(b) Notwithstanding anything in this Agreement to the contrary: (x) no Person other than each Seller and the Company shall be entitled to seek specific performance of this Agreement against Buyer, and (y) no party shall be entitled to more than any one of (i) a monetary damages award, (ii) in the case of Sellers and the Company, receipt of any amounts in connection with the Confidentiality Agreement, or (iii) an order or similar equitable remedy pursuant to this Section 11.13(b) requiring a party to effect the Closing, plus any amounts payable in connection with the Confidentiality Agreement.

11.14 Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Legal Requirements of another jurisdiction.

(b) Any action, suit or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Legal Requirement or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.14(b).

11.15 Legal Representation.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Goodwin Procter LLP may serve as counsel to each and any holder of the capital stock of the Company and its Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Goodwin Procter LLP (or any successor) may serve as counsel to the Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(b) Each Buyer Party for itself and its Affiliates, including the Company and its Subsidiaries, and for its and their respective successors and assigns, irrevocably acknowledges and agrees that all communications between Sellers or their Affiliates, including the Company and its Subsidiaries, and its or their counsel, including Goodwin Procter LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Sellers or their Affiliates, including the Company and its Subsidiaries, and their counsel and would not be subject to disclosure to such Buyer Party or its Affiliates in connection with any process relating to a dispute, litigation or proceeding arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between Sellers or their Affiliates, including the Company and its Subsidiaries, and such counsel and none of such Buyer Party, any Affiliate of such Buyer Party or any Person acting or purporting to act on behalf of or through such Buyer Party or any Affiliate of such Buyer Party shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to such Buyer Party or any Affiliate of such Buyer Party, including the Company and its Subsidiaries, and not Sellers or their Affiliates. For the avoidance of doubt, the parties to this Agreement agree that all pre-Closing communications between or among Goodwin Procter LLP, the Company, any Seller and/or the Seller Representative that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege and all other rights to any evidentiary privilege belong to the Seller Representative and may be controlled by the Seller Representative and shall not pass to or be claimed by any Buyer Party or the Company. Prior to the Closing, the Sellers and the Company may retain and remove all documents, emails and other non-email electronic documents concerning any merger, acquisition or sale of the Company or any of its assets. It is acknowledged and agreed to by the parties that a failure by the Company and the Sellers to remove materials identified in the foregoing sentence, to the extent that such materials are otherwise protected by the attorney-client or work product privileges, is inadvertent and that the Seller Representative shall, after receiving written notice from any Buyer Party of said failure, to the extent discovered and known by such Buyer Party to constitute materials identified in the foregoing sentence, have ninety (90) days (the “Recovery Period”) to request the return of such documents from such Buyer Party and/or the Company and its Subsidiaries. At all times prior to the lapse of the Recovery Period, each Buyer Party agrees not to knowingly take any actions (and will cause the Company and its Subsidiaries not to knowingly take any actions) with regard to the documents that would be inconsistent with such claims of privilege.

(c) Each Buyer Party acknowledges that its consent and waiver under this Section 11.15 is voluntary and informed and that Buyer has obtained independent legal advice with respect to this consent and waiver. Without limiting anything set forth in this Agreement, each Buyer Party acknowledges and agrees that each Seller is relying on the foregoing consent and waiver set forth in this Section 11.15.

11.16 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement except for (a) in the event the Closing occurs, the present and former officers and directors of the Company and its Subsidiaries (and their personal successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01.

11.17 Guarantee. Parent irrevocably and unconditionally guarantees to the Sellers and SAR Holders the due and punctual performance of the obligations of Buyer under this Agreement and the Ancillary Agreements to which Buyer is a party (the “Guaranteed Obligations”), subject to the terms and conditions set forth herein. If, for any reason whatsoever, Buyer shall fail to or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent will forthwith pay and cause to be paid in lawful currency of the United States, with respect to payment obligations, or perform or cause to be performed, with respect to performance obligations, the Guaranteed Obligations. It is acknowledged and agreed that the foregoing is a guarantee of payment and of performance, as applicable, and not of collection.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLERS AND SAR HOLDERS:

SCIFSC LLC, as Seller
By: Stone Canyon Industries LLC, its manager

By:	/s/ Adam Cohn
Name: ADAM COHN
Title: CO-CHIEF EXECUTIVE OFFICER

SBC FUNDING, LLC, as Seller

By:	/s/ Anthony D. Minella
Name: ANTHONY D. MINELLA
Title: SVP

KENNETH M. SIMRIL, as Seller and SAR Holder

By:	/s/ Kenneth M. Simril

ROBERT KOSTRINSKY, as Seller and SAR Holder

By:	/s/ Robert Kostrinsky

SYLVAIN NORTON AND ISABELLE MICHEL NORTON REVOCABLE LIVING TRUST, as Seller

By:	/s/ Sylvain Norton

SYLVAIN NORTON, as SAR Holder

By:	/s/ Sylvain Norton

COMPANY:

SCI INGREDIENTS HOLDINGS, INC.

By:	/s/ Adam Cohn
Name: ADAM COHN
Title: DIRECTOR

SELLER REPRESENTATIVE:

STONE CANYON INDUSTRIES LLC

By:	/s/ Adam Cohn
Name: ADAM COHN
Title: CO-CHIEF EXECUTIVE OFFICER

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

BUYER:

GREEN PLAINS II LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President and CEO

PARENT:

GREEN PLAINS INC.

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President and CEO